EXHIBIT 99.2

COOPERS
& Lybrand



Independent Accountant's Report


To VW Credit, Inc. as servicer under the Pooling and Servicing Agreement dated February 29, 1996:


We have examined management's assertion about VW Credit, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") for the ten month period ended December 31, 1996 included in the accompanying management assertion to the extent the procedures in such program are applicable. As Program Step I., four relating to Escrow Accounts, Program Steps III., three and four relating to Tax, Insurance and Late Payment Penalties, Program Step V., two, three and four relating to Adjustable Rate Mortgages and Program Step VII., one relating to Fidelity Bond and Error and Omissions Policies are not applicable to the servicing obligations set forth in the Pooling and Servicing Agreements, we did not perform the related procedures. Management is responsible for VW Credit, Inc.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about VW Credit, Inc.'s compliance with the minimum servicing standards and performing other such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on VW Credit, Inc.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that VW Credit, Inc. complied with the aforementioned minimum servicing standards for the ten month period ending December 31, 1996 is fairly stated, in all material respects.


/s/ Coopers & Lybrand L.L.P.
----------------------------


Detroit, Michigan
March 14, 1997